MANCINELLI/GEHL EMPLOYMENT AGREEMENT

                                     INDEX


                                                                         Page

SECTION  1.        EMPLOYMENT                                              1
SECTION  2.        TERM OF EMPLOYMENT                                      2
SECTION  3.        COMPENSATION                                            2
SECTION  4.        TERMINATION OF EMPLOYMENT                               2
SECTION  5.        CHANGE IN CONTROL                                       3
SECTION  6.        BENEFITS                                                4
                   (i)     Retirement/Death Benefit                        4
                   (ii)    Bonus                                           4
                   (iii)   Term Life Insurance                             4
SECTION  7.        REIMBURSEMENT OF EXPENSES                               5
SECTION  8.        VACATION                                                5
SECTION  9.        STOCK OPTION                                            5
SECTION 10.        ADDITIONAL UNDERTAKINGS OF EXECUTIVE;
                   NON-COMPETITION PROVISIONS                              5
SECTION 11.        ASSIGNS AND SUCCESSORS                                  6
SECTION 12.        CONSTRUCTION                                            6
SECTION 13.        NOTICES                                                 6
SECTION 14.        SEVERABILITY                                            7
Signatures                                                                 7
Exhibit A          BONUS ARRANGEMENT                                       8


                  MANCINELLI/GEHL COMPANY EMPLOYMENT AGREEMENT


    AGREEMENT made by and between Gehl Company ("GEHL"), a Wisconsin corporation with its principal place of business in West Bend, Wisconsin, and Victor A. Mancinelli ("Executive").

                                    RECITALS

    WHEREAS, GEHL wishes to retain the services of Executive as its Executive Vice President and Chief Operating Officer and Executive desires to serve GEHL in that capacity;

    NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

    Section 1. Employment. GEHL shall employ Executive and Executive shall serve as the Executive Vice President and Chief Operating Officer of GEHL during the term of employment set forth in Section 2 of this Agreement, and as such term shall be extended as provided herein. Executive shall report to the President and Chief Executive Officer of GEHL.

    If at any time during the term of employment, the Board of Directors of GEHL shall not reelect Executive as Executive Vice President and Chief Operating Officer of GEHL or shall remove him from such office (other than for cause), or if at any time during the term of employment Executive shall fail to be vested by GEHL with the powers and authority of the Executive Vice President and Chief Operating Officer of GEHL as described above, Executive shall have the right, by written notice to GEHL, to terminate his services hereunder, effective as of the last day of the month of receipt by GEHL of any such written notice, and Executive shall have no further obligation under this Agreement. Termination by Executive under this Section 1 shall be treated as a termination of employment by GEHL other than for cause and shall be governed by the provisions of Section 4 of this Agreement.

    Section 2. Term of Employment. Executive's "term of employment," as this phrase is used throughout this Agreement, shall be for the three (3)-year period commencing October 1, 1995, and ending September 30, 1998.

    Section 3. Compensation. GEHL shall pay or cause to be paid to Executive during the term of employment a minimum base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per annum, payable in twenty-six (26) equal installments (subject to the appropriate withholding items). The salary shall be reviewed at least annually by the GEHL Board of Directors or a committee thereof and increased or decreased in its discretion, subject to the minimum above.

    Section 4. Termination of Employment. If, for any reason other than cause, as defined below in this Section 4 or Executive's death or disability, Executive's employment shall be terminated by GEHL before the term of employment has been completed, Executive shall be entitled to receive, and GEHL shall be obligated to pay, his full base salary set forth in Section 3 above as in effect immediately prior to such termination, for one (1) full year from date of termination. During such year, Executive shall also continue to participate in all group welfare benefit plans and programs of GEHL referred to in the first sentence of Section 6 hereof to the extent that such continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's continued participation in any such plans and programs is barred, and in lieu thereof, Executive shall be entitled to receive for the above period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by GEHL to him, to his account, or on his behalf over the three (3) fiscal years (or fraction thereof) of GEHL preceding the termination of his employment under such plans and programs from which his continued participation is barred.

    Termination by GEHL for "cause" shall mean termination because of the failure of Executive to fulfill his obligations under this Agreement or because of serious willful misconduct by Executive in respect of his obligations under this Agreement, as, for example, the commission by Executive of a felony or the perpetration by Executive of a common-law fraud against GEHL or any major material action (i.e., not procedural or operational differences) taken against the expressed directive of the Board.

    If Executive's employment is terminated by Executive, as a result of Executive's death or disability, or by GEHL for cause, Executive's base salary shall terminate on such date, and Executive's participation in GEHL's fringe benefit plans shall terminate in accordance with their terms.

    Section 5. Change in Control. In the event a change in control, as defined below, occurs during the term of Executive's employment under this Agreement and thereafter Executive's employment shall be terminated by GEHL without cause (as defined in Section 4) before the term of employment has been completed, Executive shall be entitled to the continuation of base salary and fringe benefits pursuant to the first paragraph of Section 4 for one full year from the date of termination. "Change in Control," for the purposes of this Agreement, shall be defined as one of the following:

    (i) securities of GEHL representing 25% or more of the combined voting power of GEHL's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

    (ii) the shareholders of GEHL approve a merger or consolidation of GEHL with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of GEHL (other than a shareholder who is an "affiliate," as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

    (iii) the shareholders of GEHL approve the sale of substantially all of GEHL's assets to a corporation which is not a wholly-owned subsidiary of GEHL; or

    (iv) any person becomes the "beneficial owner," as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly, of securities of GEHL representing twenty-five percent (25%) or more of the combined voting power of GEHL's then outstanding securities the effect of which (as determined by the Board) is to take over control of GEHL; or

    (v) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of GEHL cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    Section 6. Benefits. Executive shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, or similar plan or program of GEHL now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

    Furthermore, Executive shall be entitled to other payments, in addition to the base salary above, as provided below:

    (i) Retirement/Death Benefit. The Supplemental Retirement Benefit Agreement between Executive and GEHL shall dictate the Retirement/Death benefits other than those provided under the employee benefit plans generally available to all salaried employees. Such Supplemental Retirement Benefit Agreement is specifically referenced and made a part hereof.

    (ii) Bonus. Executive shall be entitled to an annual cash bonus as calculated in accordance with the attached Exhibit A in the event the Executive is employed with GEHL on the last day of the applicable calendar year. Notwithstanding the foregoing, in the event Executive's employment is terminated during the applicable year as a result of death or disability or by GEHL for any reason other than cause as defined in
    Section 4 hereof, Executive shall be entitled to a pro rata portion of the bonus which would otherwise have been payable for such calendar year of termination. The pro rata portion shall be equal to the number of completed months in the calendar year through the date of termination divided by twelve (12).

    (iii) Term Life Insurance. The corporate group term life insurance benefit shall be supplemented such that Executive is covered for an aggregate of three (3) times the base salary in Section 2.

    Section 7. Reimbursement of Expenses. GEHL shall pay or reimburse Executive for all reasonable travel and other expenses in accordance with GEHL policy.

    Section 8. Vacation. Executive shall be entitled to three (3) weeks paid vacation in 1993 and four (4) weeks paid vacation each year thereafter.

    Section 9. Stock Option. Concurrent with the execution of this Agreement, Executive and GEHL shall enter into a Stock Option Agreement, specifically referenced herein and made a part hereof, wherein Executive is granted an option to purchase 70,000 shares of GEHL common stock under the 1995 Stock Option Plan.

    Section 10. Additional Undertakings of Executive; Non-competition Provisions. Executive agrees that during the term of employment under this Agreement he will apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in such employment. It is understood that Executive may have other business investments and participate in other business ventures which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder. Executive agrees that during the term of employment and for one (1) year thereafter, or, in the event of termination of his employment by GEHL for cause (as defined in Section 4 above) for two
(2) years after such termination, Executive will not, without the prior written approval of the Board of Directors of GEHL, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted during the term of employment or at the termination thereof. If Executive's employment is terminated by GEHL other than for cause (as defined in Section 4 above), he will not be subject to any restrictions under this Section 10.

    If Executive's employment by GEHL is terminated by him (other than under the circumstances set forth in Section 1 above), in breach of this Agreement during the term of employment, Executive shall not, for a two (2)-year period following such termination, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted at the time of such termination.

    For the purposes of this Section 10, a business enterprise with which Executive becomes associated as an owner, officer, employee, agent, partner or director, shall be considered in "substantial direct competition," if, during a year (adjusted for fractions of a year in respect of a new enterprise) when such competition is prohibited, its sales of any product or service sold by GEHL or any subsidiary of GEHL amount to more than either ten percent (10%) of its (new enterprise) total sales or Ten Million ($10,000,000.00) Dollars.

    Section 11. Assigns and Successors. The rights and obligations of GEHL under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GEHL.

    Section 12. Construction. This Agreement shall be construed under the laws of the State of Wisconsin. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

    Section 13. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in GEHL's case, to its Secretary) or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of GEHL and, in the case of GEHL, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

    Section 14. Severability. Should it be determined that one or more of the clauses of this Agreement is (are) found to be unenforceable, illegal, contrary to public policy, etc., this Agreement remains in full force and effect except for the unenforceable, illegal, or contrary to public policy provisions.

    IN WITNESS WHEREOF, GEHL COMPANY has caused this Agreement to be executed by its duly authorized officers, and Executive has hereunto set his hand, all as of the 15th day of December, 1995.
Attest:                            GEHL COMPANY


M. Mulcahy                            Arthur W. Nesbitt
Its:  Secretary                       Its:  Chairman of the Board


M. Mulcahy
Witness as to Victor A. Mancinelli    Victor A. Mancinelli, Executive